Exhibit 99.1

FOR IMMEDIATE RELEASE	NRII-13

DYNEGY NAMES HUNTER HARRISON INTERIM PRESIDENT AND CHIEF EXECUTIVE OFFICER

HOUSTON – April 11, 2011 – Dynegy Inc. (NYSE: DYN) today announced that E. Hunter Harrison, currently a Dynegy director, has been appointed interim President and Chief Executive Officer. Mr. Harrison replaces David W. Biegler, who has served as Dynegy’s interim President and Chief Executive Officer.

“We are pleased that Hunter Harrison will serve as interim President and Chief Executive Officer,” said Mr. Biegler. “This is an important step as we execute the transition to new leadership. Mr. Harrison brings a connection with the recently appointed members of the Board of Directors, as well as significant business experience and a strong interest in moving the company forward.”

Mr. Harrison’s appointment was made upon the recommendation of the Dynegy Board of Directors’ Governance and Nominating Committee, which includes the four new directors elected on March 9, 2011.

Mr. Biegler will continue to serve as an independent Dynegy director along with Patricia A. Hammick, Victor E. Grijalva, Howard B. Sheppard and William L. Trubeck. These five directors will not stand for re-election at the company’s Annual Meeting of Stockholders on June 15, 2011, in Houston; until that time, Ms. Hammick will continue to serve as Chairman of the Board. The Governance and Nominating Committee continues with its search for an individual to serve Dynegy as its future President and Chief Executive Officer.

Mr. Harrison, 66, served as the President and Chief Executive Officer of Canadian National Railway Company from January 2003 until December 2009 and as its Chief Operating Officer from 1998 until 2003. Prior to joining Canadian National Railway, Mr. Harrison was the President and Chief Executive Officer of Illinois Central Railroad from 1993 until February 1998 and its Chief Operating Officer from 1989 to 1993. Mr. Harrison served on the Board of Directors of Canadian National Railway from December 1999 until December 2009. Mr. Harrison also served on the boards of The American Association of Railroads, The Belt Railway of Chicago, Terminal Railway, Wabash National Corporation, Illinois Central Railroad and TTX Company.

Through its subsidiaries, Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The power generation portfolio consists of approximately 11,800 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil.

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This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as "forward looking statements," particularly those statements concerning timing and anticipated benefits of new leadership as Dynegy moves forward. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy's filings with the Securities and Exchange Commission (the "SEC"). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled "Risk Factors" in its most recent Form 10-K and subsequent reports on Form 10-Q. In addition to the risks and uncertainties set forth in Dynegy's SEC filings, the forward-looking statements described in this press release could be affected by, among other things, (i) the timing and anticipated benefits to be achieved through Dynegy's cost savings program; (ii) beliefs and assumptions relating to liquidity, available borrowing capacity and capital resources generally; (iii) expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations to which Dynegy is, or could become, subject; (iv) beliefs about commodity pricing and generation volumes; (v) anticipated liquidity in the regional power and fuel markets in which Dynegy transacts, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties; (vi) sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof; (vii) beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale power generation market, including the potential for a market recovery over the longer term; (viii) the effectiveness of Dynegy's strategies to capture opportunities presented by changes in commodity prices and to manage its exposure to energy price volatility; (ix) beliefs and assumptions about weather and general economic conditions; (x) beliefs regarding the U.S. economy, its trajectory and its impacts, as well as Dynegy's stock price; (xi) expectations regarding Dynegy's revolver capacity, credit facility compliance, collateral demands, capital expenditures, interest expense and other payments; (xii) Dynegy's focus on safety and its ability to efficiently operate its assets so as to maximize its revenue generating opportunities and operating margins; (xiii) beliefs about the outcome of legal, regulatory, administrative and legislative matters; and (xiv) expectations and estimates regarding capital and maintenance expenditures, including the Midwest Consent Decree and its associated costs. Any or all of Dynegy's forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy's control.

Media:
David Byford, 713-767-5800

Analysts:
Laura Hrehor, 713-507-6466